Chang G. Park, CPA, Ph. D.
t 2667 CAMINO DEL RIO SOUTH PLAZA B t SAN DIEGO t CALIFORNIA 92108-3707t
t TELEPHONE (858)722-5953 t FAX (858) 761-0341  t FAX (858) 433-2979
t E-MAIL changgpark@gmail.com t

August 2, 2010

To Whom It May Concern:

We hereby consent to the use in the Registration Statement on Form S-1 of our report dated August 2, 2010, relating to the financial statements of TD Gallery, Inc. for the period from March 29, 2010 (inception) through June 30, 2010, which appears in such Registration Statement. We also consent to the references to us under the headings “Experts” in such Registration Statement.

Very truly yours,

/s/ Chang G. Park
____________________________
Chang G. Park, CPA